Exhibit 99.1

THE TILE SHOP REPORTS SECOND QUARTER 2019 RESULTS

MINNEAPOLIS – July 23, 2019 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its second quarter ended June 30, 2019.

Second  Quarter Summary

Net Sales Decreased 4.3%

Comparable Store Sales Decreased 4.2%

Gross Margin of 69.0%

Net Loss of $0.2 million; Adjusted EBITDA of $9.8 million

Share repurchases of $10.5 million

Dividend of $0.05 per Common Share Declared

Management Commentary – Cabell Lolmaugh, CEO

“During the quarter, we continued to experience lower traffic resulting in comparable sales performance that was flat sequentially from the first quarter of 2019.  We are disappointed that our investments over the last twelve months have not yet generated the level of return we expected.  We believe the primary opportunity in the near term is to drive higher awareness of our core value propositions with prospective retail customers.  We remain confident in the investments made to date and our core strategy to deliver the best product assortment, best presentation and best service.”

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands, except per	June 30,		June 30,
share data)	2019	2018	2019	2018
Net sales	$88,903	$92,914	$175,811	$184,048
Net sales (decline) growth(1)	(4.3)%	3.9%	(4.5)%	1.3%
Comparable store sales decline(2)	(4.2)%	(1.8)%	(4.2)%	(4.4)%
Gross margin rate	69.0%	70.3%	70.1%	70.3%
Income from operations as a % of net sales	0.9%	8.0%	2.1%	7.4%
Net (loss) income	$(154)	$4,958	$1,166	$8,969
Net (loss) income per diluted share	$0.00	$0.10	$0.02	$0.17
Adjusted EBITDA	$9,806	$15,055	$21,418	$28,818
Adjusted EBITDA as a % of net sales	11.0%	16.2%	12.2%	15.7%
Number of stores open at the end of period	140	140	140	140

(1)	As compared to the prior year period.
(2)

Comparable store sales decline is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales decline calculation. Comparable store sales decline amounts include total charges to customers less any actual returns. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses.

SECOND QUARTER 2019

Net Sales

Net sales decreased $4.0 million, or 4.3%, from $92.9 million in the second quarter of 2018 to $88.9 million in the second quarter of 2019. Comparable store sales decreased $3.8 million, or 4.2%, for the second quarter of 2019 compared to the second quarter of 2018 primarily due to lower customer traffic.  Net sales generated by stores not included in the comparable store base decreased $0.2 million.

Gross Profit

Gross profit decreased $4.0 million, or 6.1%, from $65.3 million in the second quarter of 2018 to $61.4 million in the second quarter of 2019. The gross margin rate was 69.0% for the second quarter of 2019 and 70.3% for the second quarter of 2018. The decrease in the gross margin rate was primarily due to increased shrink expense and damaged inventory recognized upon completion of physical inventory counts at all stores and distribution centers during the second quarter of 2019.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $2.7 million, or 4.7%, from $57.9 million in the second quarter of 2018 to $60.6 million in the second quarter of 2019.  The increase in selling, general and administrative expenses was due to $1.1 million of investments in store and distribution center compensation, regional sales leadership and pro market managers, which reflect a full-quarter of activity in the second quarter of 2019 as compared to only a partial quarter in second quarter of 2018.  Selling, general and administrative expenses in the second quarter of 2019 also included approximately $1.3 million of expense related to our new enterprise resource planning system which went live on January 1, 2019.

Inventory

Inventory decreased 3.1% to $106.7 million from $110.1 million at the end of the  fourth quarter of 2018.

Long-Term Debt

Long-term debt increased  $10.0 million from $53.0 million in the fourth quarter of 2018 to $63.0 million in the second quarter of 2019. The increase reflects additional amounts drawn on the line of credit to fund share repurchases.

SHARE REPURCHASE

The Company repurchased 2.3 million shares for $10.5 million during the second quarter of 2019. The Board of Directors had previously authorized a $15.0 million share repurchase program, to commence on May 2, 2019, and $4.5 million remains available under this program.

DIVIDEND

The Board of Directors declared a quarterly dividend of $0.05 per common share. The dividend is payable August 9, 2019 to shareholders of record at the close of business on July 29, 2019.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2019 was $9.8 million compared with $15.1 million for the second quarter of 2018.  See the table below for a reconciliation of GAAP net (loss) income to Adjusted EBITDA.

	Three Months Ended
($ in thousands)	June 30,
	2019	% of net sales(1)	2018	% of net sales(1)
Net (loss) income	$(154)	(0.2)%	$4,958	5.3%
Interest expense	943	1.1%	597	0.6%
Income taxes	11	0.0%	1,924	2.1%
Depreciation & amortization	8,236	9.3%	6,978	7.5%
Stock based compensation	770	0.9%	598	0.6%
Adjusted EBITDA	$9,806	11.0%	$15,055	16.2%

	Six Months Ended
($ in thousands)	June 30,
	2019	% of net sales(1)	2018	% of net sales
Net income	$1,166	0.7%	$8,969	4.9%
Interest expense	1,921	1.1%	1,151	0.6%
Income taxes	622	0.4%	3,505	1.9%
Depreciation & amortization	16,200	9.2%	13,978	7.6%
Stock based compensation	1,509	0.9%	1,215	0.7%
Adjusted EBITDA	$21,418	12.2%	$28,818	15.7%

(1) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was 3.9%  for the trailing twelve months as of the end of the second quarter of 2019 compared to 8.3%  for the trailing twelve months as of the end of the second quarter of 2018. See the table below for a calculation of Pretax Return on Capital Employed.

($ in thousands)	June 30,
	2019(1)	2018(1)
Income from Operations (trailing twelve months)	$8,277	$14,266

Total Assets	360,696	274,258
Less: Accounts payable	(26,747)	(29,685)
Less: Income tax payable	(111)	(67)
Less: Other accrued liabilities	(26,599)	(25,796)
Less: Lease liability(2)	(90,722)	(41,640)
Less: Other long-term liabilities	(3,781)	(4,624)
Capital Employed	212,736	172,446

Pretax Return on Capital Employed	3.9%	8.3%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

(2) Represents the average lease liability and deferred rent account balances for the four quarters ended as of each of the balance sheet dates.

Webcast and Conference Call

As announced on July 5, 2019, the Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday,  July 23, 2019.  The call will be hosted by Cabell Lolmaugh,  CEO, Kirk Geadelmann, CFO, and Mark Davis, Investor Relations.

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contacts:

Investors and Media:

Mark Davis

763-852-2978

mark.davis@tileshop.com

About The Tile Shop

The Tile Shop (Nasdaq:TTS) is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. Each store is outfitted with full-room tiled displays which are enhanced by the complimentary Design Studio, a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 140 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock based compensation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking income from operations divided by capital employed.  Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, deferred rent, lease liability and other long-term liabilities. Other companies may calculate both Adjusted EBITDA and Pretax Return on Capital Employed differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes, and for assessing the effectiveness of capital allocation over time.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$4,403	$5,557
Restricted cash	825	825
Receivables, net	4,961	3,084
Inventories	106,657	110,095
Income tax receivable	3,646	3,548
Other current assets, net	7,412	7,181
Total Current Assets	127,904	130,290
Property, plant and equipment, net	140,636	158,356
Right of use asset	142,087	-
Deferred tax assets	5,290	7,225
Other assets	1,408	1,759
Total Assets	$417,325	$297,630

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$23,600	$25,853
Income tax payable	30	179
Current portion of lease liability	25,997	-
Other accrued liabilities	25,395	24,484
Total Current Liabilities	75,022	50,516
Long-term debt	63,000	53,000
Long-term lease liability, net	137,340	-
Financing lease obligation, net	358	436
Deferred rent	-	43,579
Other long-term liabilities	3,582	3,752
Total Liabilities	279,302	151,283

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 50,615,489 and 52,707,879 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	157,961	172,255
Accumulated deficit	(19,889)	(25,857)
Accumulated other comprehensive loss	(54)	(56)
Total Stockholders' Equity	138,023	146,347
Total Liabilities and Stockholders' Equity	$417,325	$297,630

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$88,903	$92,914	$175,811	$184,048
Cost of sales	27,543	27,602	52,609	54,698
Gross profit	61,360	65,312	123,202	129,350
Selling, general and administrative expenses	60,562	57,870	119,510	115,797
Income from operations	798	7,442	3,692	13,553
Interest expense	(943)	(597)	(1,921)	(1,151)
Other income	2	37	17	72
(Loss) income before income taxes	(143)	6,882	1,788	12,474
Provision for income taxes	(11)	(1,924)	(622)	(3,505)
Net (loss) income	$(154)	$4,958	$1,166	$8,969

(Loss) income per common share:
Basic	$0.00	$0.10	$0.02	$0.17
Diluted	$0.00	$0.10	$0.02	$0.17

Weighted average shares outstanding:
Basic	50,999,341	51,887,094	51,476,442	51,884,402
Diluted	50,999,341	52,019,881	51,573,410	51,996,263

Dividends declared per share	$0.05	$0.05	$0.10	$0.10

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Gross margin rate	69.0%	70.3%	70.1%	70.3%
SG&A expense rate	68.1%	62.3%	68.0%	62.9%
Income from operations margin rate	0.9%	8.0%	2.1%	7.4%
Adjusted EBITDA margin rate	11.0%	16.2%	12.2%	15.7%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
Cash Flows From Operating Activities
Net income	$1,166	$8,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	16,200	13,978
Amortization of debt issuance costs	298	338
Loss on disposals of property, plant and equipment	85	344
Stock based compensation	1,509	1,215
Deferred income taxes	285	1,019
Changes in operating assets and liabilities:
Receivables	(1,878)	(836)
Inventories	3,438	(15,167)
Prepaid expenses and other assets	(290)	(1,217)
Accounts payable	496	2,016
Income tax receivable / payable	(136)	2,281
Accrued expenses and other liabilities	786	6,336
Net cash provided by operating activities	21,959	19,276
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(17,823)	(13,149)
Proceeds from insurance	610	15
Net cash used in investing activities	(17,213)	(13,134)
Cash Flows From Financing Activities
Payments of long-term debt and financing lease obligations	(33,102)	(32,638)
Advances on line of credit	43,000	35,000
Dividends paid	(5,212)	(5,200)
Repurchases of common stock	(10,455)	-
Employee taxes paid for shares withheld	(136)	(30)
Net cash used in financing activities	(5,905)	(2,868)
Effect of exchange rate changes on cash	5	(8)
Net change in cash	(1,154)	3,266
Cash, cash equivalents and restricted cash beginning of period	6,382	7,476
Cash, cash equivalents and restricted cash end of period	$5,228	$10,742

Cash and cash equivalents	$4,403	$9,907
Restricted cash	825	835
Cash, cash equivalents and restricted cash end of period	$5,228	$10,742

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$1,225	$1,488
Cash paid for interest	1,828	1,124
Cash paid for income taxes, net	471	186